IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as the date first written above.

	MANAS		SHUNKHLAI

By:	/s/ Peter-Mark Vogel	By:	/s/ Batkhishig
	Name: Peter-Mark Vogel		Name: Batkhishig

	Title: CEO		Title: CEO

9

COOPERATION AGREEMENT

by and between

MANAS PETROLEUM CORP.

AND

SHUNKHLAI GROUP LLC

Dated as of 5 November 2010

THIS COOPERATION AGREEMENT, dated as of 5 November 2010, is entered into by Manas Petroleum Corp. a company organized and existing under the laws of Nevada, USA and/or any Subsidiary of Manas Petroleum Corporation (hereinafter collectively called "Manas"), and Shunkhlai Group, a limited liability company organized and existing under the laws of Mongolia ("Shunkhlai"). Manas and Shunkhlai are sometimes referred to herein as "Parties" and each individually as a "Party".

RECITALS

WHEREAS, both Manas and Shunkhlai agree to terminate the Joint Venture Agreement entered into on July 1, 2008 by and between Manas and Shunkhlai, and release all obligations thereunder as of the date of this Agreement;

WHEREAS, Manas owns the title to the two Production Sharing Agreements ("PSA") for oil exploration Blocks 13 and 14 ("Project") in south eastern Mongolia through its wholly owned Subsidiary DWM Petroleum AG ("DWM"), a company organized and existing under the laws of Switzerland;

WHEREAS, Shunkhlai has previously provided Manas with advisory and consulting services with respect to the negotiation of PSA and will continue to supply consulting services on an ongoing basis (collectively, the "Services");

WHEREAS, Manas has formed Gobi Energy Partners GmbH under the laws of Switzerland ("Gobi Energy") as a wholly owned Subsidiary of DWM to act as the signatory to the PSA and formed Gobi Energy Partners LLC, a wholly owned Mongolian subsidiary of DWM and the operator of the Project;

WHEREAS, Manas agrees to provide, or to cause Gobi Energy to issue to Shunkhlai and/or its wholly owned Subsidiary Wit Alliance Limited, an equity interest of not more than 10 percent in Gobi Energy in exchange for the Services provided by Shunkhlai under the terms and conditions set forth herein;

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

"Ancillary Agreements"	means the Shareholders' Agreement and the Financing Agreement.

"Commercial Discovery"	means a reservoir or a group of two (2) or more reservoirs containing petroleum which the Parties determine to be worthy of being developed commercially, taking into consideration relevant technical and economic factors, including contractor's estimates of recoverable reserves, price of petroleum and costs of development.
"Contract Areas"	means contract area Zuunbayan-XIV and for contract area Tsagaan Els-XIII under the Production Sharing Contract signed by DWM with the Petroleum Authority of Mongolia, dated April 21, 2009.
"Exploration Expenses"	means the total exploration and overhead expenditures which were incurred during the Exploration Phases 2 and 3;.
"Exploration Period"	means the period during which Exploration operations will be carried out in accordance to the Production Sharing Contracts for the Contract Areas. "Exploration Phase 1" means the first phase of the total five (5) year Exploration Period consisting of 1 year.
"Exploration Phase 2"	means the second phase of the total 5 year Exploration Period consisting of 2 years.
"Exploration Phase 3"	means the third phase of the total 5 year Exploration Period consisting of 2 years.
"Financing Agreement"	means an agreement to be executed and delivered by the Parties defining the terms and conditions of the financing in respect of the exploration and development of petroleum resources in the Contract Areas.
"Grant Date"	shall have the meaning set forth in Article 2.3.
"Production/Development Period"	means the period commencing on the date of approval from the appropriate governments authorities for development and/or production of petroleum resources in Contract Areas and shall continue for a period of twenty (20) years from the date of a Commercial Discovery in respect of that Contract Area. \].
"Subsidiary"	with respect to any Party, means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Party, directly

	or indirectly or in which such Party directly or indirectly has at least 51 percent of the voting power to elect the board of directors or other governing body of such entity.
"the Shares"	shall have the meaning set forth in Article 2.2 (a) of this Agreement.

ARTICLE 2
COMPENSATION IN EXHANGE OF SERVICES

2.1 Manas agree to compensate Shunkhlai for the services provided to Manas in the manner set forth herein.

2.2 The compensation described below constitutes the full and complete consideration for the Services:

a. 10 percent of the total issued and outstanding common shares of Gobi Energy as of the date hereof to be issued to Wit Alliance Limited ("Wit"), a Subsidiary of Shunkhlai (collectively, the "Shares").

2.3 Manas shall cause the Shares set forth in Article 2.2(a) above to be issued by Gobi Energy to Wit within the later of one (1) month after the establishment of Gobi Energy and the execution of a unanimous Shareholders' Agreement in respect of Gobi Energy which sets out the rights and obligations of shareholders including restrictions on share transfers (hereinafter referred to as the "Grant Date").

2.4 Manas will execute the Shareholders' Agreement upon receipt of following documents from Wit :

a. A notarized original copy of the shareholders' resolution of Shunkhlai authorizing Wit to hold the Shares;

b. A legal opinion issued by a Mongolian lawyer confirming the due execution and validity of the shareholders' resolution of Shunkhlai described in Article 2.4 (a) above; and

c. A notarized copy of the state registration certificate of Shunkhlai and Wit (with translations attached).

ARTICLE 3
PARTICIPATION IN EXPLORATION

3.1 Manas will carry Shunkhlai/Wit through the Exploration Phase 1, paying all exploration and overhead expenses according to the work program and budget agreed upon between the parties.

3.2 Manas will carry Shunkhlai/Wit also through the Exploration Phase 2 and Exploration Phase 3 by paying all Exploration Expenses according to the work program and budget agreed upon between the parties, subject to the requirements for reimbursement set out in Article 3.4.

3.3 The terms and conditions of the financing to be contributed by Shunkhlai/Wit shall be determined in accordance with Financing Agreement to be executed and delivered by the Parties at the time of the financing.

3.4 In the event of Commercial Discovery and/or capital market transaction, Shunkhlai/Wit shall reimburse Manas of the Exploration Expenses as stipulated below:

a. In the event of a Commercial Discovery, Shunklai/Wit shall repay to Manas the proportion of the Exploration Expenses which were incurred during the Exploration Phase 2 and the Exploration Phase 3 and which correspond in proportion to the Shunkhai/Wit's carried interest of 10 percent ("Shunkhai's Proportionate Share of Exploration Expenses"). Repayment shall be made to Manas out of the revenue of Gobi Energy prior to any distributions of capital (whether by way or dividend or otherwise) being made to Shunklai/Wit, and shall also include payment of interest of 8 percent per annum on the initial capital contributed by Manas on behalf of Shunkhlai/Wit (the "Contributed Capital").

b. In the event of a trade sale and/or corporate market transaction Shunkhlai/Wit shall repay to Manas Shunkhai's Proportionate Share of Exploration Expenses. This repayment will be fully set off against the amount which Shunkhlai/Wit would have received as part of such transaction, which set off shall also include payment of interest of 8 percent per annum on the Contributed Capital.

3.5. Notwithstanding Article 3.4 above, Manas will grant an "interest holiday" for Shunkhlai/Wit in 2010, meaning that no interest will be charged on the Contributed Capital during 2010.

3.6 In the event Shunklai or WiT transfers its interest in Gobi Energy to a third party, or in the event of a change in control of WiT or Shunklai (a change in control being the cumulative transfer of 50 or more of its share capital) it must repay Shunkhai's

Proportionate Share of Exploration Expenses together with all accrued interest, forthwith.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MANAS AND GOBI ENERGY

Manas and Gobi Energy represent and warrant to Shunkhlai, as of the date hereof, as follows:

4.1 Manas has been duly organized and is validly existing as a corporation in good standing under the laws of the USA and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Manas is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the non qualification or failure to be in good standing would not, individually or in the aggregate, materially and adversely affect the ability of Manas to carry out its obligations under or consummate the transactions contemplated by this Agreement.

4.2 Each of Manas's Subsidiaries has been, and upon their establishment shall be, duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties, to enter into the Ancillary Agreements to which such Subsidiary is or will become a party, to carry out its obligations thereunder, to consummate the transactions contemplated thereby, and to conduct its business as described in its constituent documents, and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, materially and adversely affect the ability of Subsidiary to carry out its obligations under or consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

4.3 The execution and delivery of this Agreement by Manas and the execution and delivery of the Ancillary Agreements by Manas or any Subsidiary of Manas which is or which will become a party thereto, the performance by Manas and any Subsidiary Manas of its respective obligations hereunder and thereunder and the consummation by Manas and any Subsidiary of Manas of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Manas and any such Subsidiary of Manas. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Manas and any such Subsidiary of Manas, and this Agreement constitutes and upon their execution the Ancillary Agreements shall constitute, valid and binding obligations of Manas and any such Subsidiary of Manas, enforceable against Manas and such Subsidiary of Manas in accordance with their respective terms.

4.4 With respect to the Shares, grant of the Shares shall be duly authorized no later than the Grant Date by all necessary corporate actions, including, as applicable, approval by the board of directors of Gobi Energy and any required stockholder approval by the necessary number of votes.

4.5 Upon their issuance as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights, except as may be set forth in the Shareholders' Agreement and will be entitled to the rights and subject to the restrictions described in the Articles of Association of Gobi Energy.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SHUNKHLAI

Shukhlai represents and warrants to Manas and Gobi Energy, as of the date hereof, as follows:

5.1 Shunkhlai has been duly organized and is validly existing as a corporation in good standing under the laws of Mongolia and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.2 The execution and delivery of this Agreement and the Ancillary Agreement by Shunkhlai, the performance by Shunkhlai of its obligations hereunder and thereunder and the consummation by Shunkhlai of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Shunkhlai. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Shunkhlai, and this Agreement constitutes and upon their execution the Ancillary Agreements shall constitute, valid and binding obligations of Shunkhlai, enforceable against Shunkhlai in accordance with their respective terms.

ARTICLE 6
MISCELLANEOUS

6.1 This Agreement shall continue in full force and effect as long as Shunkhlai and/or Wit holds an interest in Gobi Energy.

6.2 This Agreement and the Ancillary Agreements constitute the entire obligation of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements, memorandum of understandings and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

6.3 Each Party (i) shall and shall cause its officers, directors, employees, attorneys, accountants, auditors and agents, to the extent such persons (collectively "Representatives") have received any Confidential Information (as defined herein) and its Subsidiaries or affiliates and their Representatives, to the extent such parties have received any Confidential Information, to maintain in strictest confidence any and all confidential information relating to Manas, Gobi Energy, any other Party, or any of their respective Subsidiaries as applicable, or otherwise not available to the general public, including information about the projects, properties, employees, finances, business and operations of Manas, Gobi Energy, any other party, or any of their respective Subsidiaries and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Party ("Confidential Information") and (ii) shall not disclose, and shall cause its Representatives, not to disclose, Confidential Information to any person other than to another Party, Gobi Energy and their respective Subsidiaries, except only to the extent such disclosure is required by applicable law or legal process in which event the Party making such disclosure or whose affiliates or Representatives are making such disclosure shall so notify the other Party as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information if reasonable requested.

6.4 This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of Mongolia.

6.5 This Agreement is the entire agreement of the parties, and cannot be modified except by a writing signed by both parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective, heirs, legal representatives, successors and assigns. There are no third party beneficiaries to this Agreement.

6.6 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be the London Court of International Arbitration. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings.

6.7 This Agreement has been executed in English and Mongolian. In the event of any discrepancy between the English and Mongolian versions, the English version shall prevail.

6.8 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.